                                                                   Exhibit 12.1


                                   Enzon, Inc.
                       Ratio of Earnings to Fixed Charges
                             (dollars in thousands)


                                                                          Year ended                                Nine months
                                          ---------------------------------------------------------------------        ended
                                              2000           1999           1998           1997          1996        3/31/2001
                                          ---------------------------------------------------------------------     -----------

Net Income(Loss)                            $(6,306)       $(4,919)       $(3,617)       $(4,557)       $(5,175)       $ 8,217
Add:
   Fixed Charges                                352            468            597            546            498            249
Less:
   Capitalized interest                        --             --             --             --             --             --
                                            ----------------------------------------------------------------------------------
Net Income (Loss) as adjusted               $(5,954)       $(4,451)       $(3,020)       $(4,011)       $(4,677)       $ 8,466
                                            ==================================================================================

Fixed charges:
   Interest (gross)                         $     4        $     8        $    14        $    15        $    13        $  --
   Portion of rent representative of the
          interest factor                       348            460            583            531            485            249
                                            ----------------------------------------------------------------------------------
Fixed charges                               $   352        $   468        $   597        $   546        $   498        $   249
                                            ----------------------------------------------------------------------------------


                                            ----------------------------------------------------------------------------------
Deficiency of earnings available to         $(6,306)       $(4,919)       $(3,617)       $(4,557)       $(5,175)           N/A
        cover fixed charges                 ==================================================================================


Ratio of earnings to fixed charges              N/A            N/A            N/A            N/A            N/A           34:1



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